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                                                                      EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.


                                                               For the quarter                For the six months
                                                                ended June 30,                   ended June 30,
                                                            2000             1999            2000             1999
                                                        --------------    ------------    ------------    -------------
                                                                      (In thousands, except share data)
Net Earnings                                             $   8,617         $  11,699     $    12,384      $    23,062

Average common shares outstanding                           12,131            13,676          12,408           13,673

Net earnings per share - basic                           $    0.70         $    0.86     $      1.00      $      1.69

Average common share equivalents outstanding                12,131            14,082          12,432           14,178

Net earnings per share - diluted                         $    0.70         $    0.83     $      1.00      $      1.63
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